Exhibit 99.1

FOR IMMEDIATE RELEASE

INTERPARFUMS, INC. REPORTS 2026 SECOND QUARTER AND HALF YEAR RESULTS AND

REAFFIRMS FULL YEAR SALES AND EARNINGS GUIDANCE

Second Quarter Net Sales Rose to $341 Million with Diluted EPS of $0.95; First Half Net Sales Increased to $686 Million with Diluted EPS of $2.31

Quarterly Cash Dividend of $0.80 Per Share to be Paid on September 30, 2026

New York, New York, August 4, 2026, Interparfums, Inc. (NASDAQ GS: IPAR) (“Interparfums” or the “Company”) today reported results for the second quarter and six months ended June 30, 2026.

Financial Highlights: ($ in millions, except per share amounts)	Three Months Ended June 30,			Six Months Ended June 30,
	2026	2025	% Change	2026	2025	% Change
Net Sales	$341	$334	+2%	$686	$673	+2%
Gross Margin	65.5%	66.2%	(70) bps	65.3%	65.0%	+30 bps
Operating Income	$49	$59	(17%)	$123	$134	(8%)
Operating Margin	14.4%	17.7%	(330) bps	17.9%	20.0%	(210) bps
Net Income attributable to Interparfums, Inc.	$30	$32	(5%)	$74	$74	(1%)
Diluted EPS	$0.95	$0.99	(4%)	$2.31	$2.32	(1%)

The average dollar/euro exchange rate for the 2026 second quarter was 1.16 compared to 1.13 in the 2025 second quarter, while for the first six months of 2026, the average dollar/euro exchange rate was 1.17 compared to 1.09 in the first six months of 2025, leading to positive 1% and 3% foreign exchange impacts for the second quarter and first six months of 2026, respectively.

Data may not foot due to rounding.

Operational Commentary

Jean Madar, Chairman & Chief Executive Officer of Interparfums, stated, “Our results at the midpoint of the year reflect the benefits of a diversified brand portfolio, the continued strength of the global fragrance category, and steady consumer demand. Despite certain geopolitical and regional pressures, we delivered top-line growth, benefited from strong performance by several of our top brands, and further improved our robust financial position. At the same time, we continued to invest in product initiatives and advertising and promotion that position us well for the balance of the year and beyond.

“During the first half of 2026, consolidated net sales increased 2%, supported by growth in North America, Asia/Pacific and Central and South America. Sales in North America, our largest market, rose 5%, driven by ongoing market growth, new brand extensions, particularly for Coach, and effective marketing and advertising investments. Asia/Pacific sales increased 14% thanks to Coach and Montblanc brand initiatives, GUESS sales expansion in Australia/New Zealand, and strong results from our new Korean affiliate after several years of uneven performance in that market. Central and South America sales rose 15% on the success of Coach’s women’s and men’s franchises and Montblanc’s Legend line. Total growth was partially offset by a 7% decrease in Eastern Europe due to operational challenges in certain countries, which disproportionately impacted Lanvin and Lacoste, and a 24% decline in the Middle East and Africa due primarily to the ongoing war in the Middle East.

“By brand, first half 2026 sales grew across several of our key franchises and geographies. For brands managed by our European based operations, Coach increased 10%, Jimmy Choo rose 8%, and Montblanc grew 6%. In contrast, Lacoste declined 16%, reflecting a high sales comparison in the prior year period and ongoing challenges in Eastern Europe.  For brands managed by our United States-based operations, GUESS grew 11%, Donna Karan/DKNY rose 12%, Ferragamo increased 17%, and Roberto Cavalli grew 8%.”

Continued Portfolio-Wide Innovation

Mr. Madar continued, “We've continued to introduce new line extensions across our brand portfolio, expanding our market reach and broadening our appeal to new audiences. During the second quarter, these included: GUESS, Iconic Blue for men; Lacoste, L.12.12 Bleu for men; Ferragamo, Fiamma Assoluta for women; Rochas, Audace Le Parfum for women; MCM, Cozy Cat for men and women, and Roberto Cavalli, Marbleous Cypress for men and women.

“Looking ahead, we have an extensive lineup of additional extensions and collections scheduled for launch in the second half of this year, which should enable us to maintain the same momentum we had in the first half. We also remain on track with major initiatives that will lay the groundwork for a series of blockbuster launches across our brand portfolio in 2027 and 2028.”

Closing Remarks

Mr. Madar concluded, “We believe our strategy and proven expertise position us to navigate near‑term uncertainty while building durable, long‑term success. Our customers, brand partners, and consumers remain at the center of every decision we make. By maintaining operational discipline and executing smartly, we are positioning the business to fully capitalize on the opportunities ahead.”

Financial Commentary

Michel Atwood, Chief Financial Officer of Interparfums, noted, “We delivered measured top-line growth in the second quarter and first half of 2026, while improving cash conversion, and strengthening inventory efficiency. We have improved our strong financial position and continue to return capital to shareholders through our disciplined cash management and capital allocation strategy.”

Consolidated sales rose 2% in both the second quarter and first half of 2026. Organic sales rose 1%, but  declined 1% in second quarter and first half, respectively. Excluding headwinds due to the war in the Middle East, organic sales for these periods rose 4% in the second quarter and 1% in the first half.

The effect of prior‑year performance dynamics impacted 2026 period comparisons. United States based operations in the second quarter of 2025 were adversely impacted by a weak innovation program and tariff‑related supply chain disruptions, creating a favorable comparison base for the current second quarter. Conversely, European based operations sales in the second quarter of 2026 competed against high growth comparison in the prior year period.

Sales from European based operations declined 4% in the second quarter of 2026, as a 5% organic decline was partially offset by foreign exchange. First half sales declined 1% which included a 5% organic decline partially offset by a foreign exchange tailwind. Sales from our United States based operations grew 18% in the 2026 second quarter, driven by 17% organic growth off a soft 2025 base. This performance lifted first half 2026 sales by 10%, of which 8% was organic growth.

Consolidated gross margin in the first half of 2026 rose 30-basis points to 65.3% from 65.0% for the same prior year period. The increase was the result of favorable segment, brand and channel mix as well as lower than expected destruction costs driven by our inventory efficiency programs, which were partially offset by higher net tariff expense.

Selling, General and Administrative (“SG&A”) expenses as a percentage of sales rose to 51.2% and 47.4% in the second quarter and first half of 2026, respectively, compared to 48.5% and 45.0% during the prior year periods. The increases were primarily due to higher brand marketing spending, royalty costs growing ahead of sales driven by unfavorable brand mix, as well as higher logistics costs related to supply chain transitions and channel mix.

Advertising and promotional (“A&P”) expenses in the second quarter and first half of 2026 rose to $77 million and $129 million, representing 22.6% and 18.8% of sales, compared to 20.6% and 17.9% of sales during the respective prior year periods. We are reinvesting the tariff refunds to protect our top-line growth and position the Company for a successful 2027; as such, we anticipate that on a full year basis, our 2026 A&P expenditures will approach our long-term target of approximately 21% of net sales.

Operating margins in the second quarter and first half of 2026 declined to 14.4% and 17.9%, as compared to 17.7% and 20.0% for the corresponding periods of 2025.

Consolidated effective tax rate for the first half of 2026 was stable at 24.2% compared to 24.3% in the prior year period.

Q2 2026 net income was $30 million, or $0.95 per diluted share, compared to $32 million or $0.99 in the prior year, while first half net income held stable at $74 million, or $2.31 per diluted share, compared to $2.32 a year ago. As a percentage of sales, net income declined to 8.9% in Q2 2026 and 10.8% in the first half of 2026.

Strong Financial Position, Favorable Cash Conversion Dynamics, and Efficient Operations

Mr. Atwood continued, “As of June 30, 2026, we reported $211 million in cash, cash equivalents and short-term investments, and working capital of $664 million. We continued to enhance our cash conversion cycle in the first half of 2026, with operating cash flow reaching $46 million, or 49% of net income, up from $5 million, or 5% of net income, in the prior year period. We made further progress on enhancing our inventory productivity, reducing total inventory levels by 12% compared to the prior year period, translating to a reduction of 34 days inventory on hand to 269 days as we continue to drive inventory efficiencies and work to increase conversion of raw materials into finished goods. Long-term debt approximated $143 million.”

Reaffirms 2026 Guidance

Mr. Atwood concluded, “We are maintaining our 2026 outlook of $1.48 billion in sales and EPS of $4.85. Our EPS guidance includes the expected benefits of the $17.6 million of tariff refunds received this year, including $8.7 million in the second quarter of 2026, which is enabling us to reinvest in A&P and offset higher than expected tariff and logistic costs. While we remain mindful of external pressures, our outlook for the remainder of 2026 is supported by the resilience of our business model, the expanding reach of our brand portfolio, and our ongoing efforts to offset macroeconomic headwinds. We continue to monitor global conditions, including the war in the Middle East, inflation-related supplier pricing, and shifts in consumer demand. We remain confident in the strength of our plans for 2027 and 2028.”

Guidance assumes that the average dollar/euro exchange rate remains at current levels.

Dividend

The Company’s regular quarterly cash dividend of $0.80 per share will be paid on September 30, 2026, to shareholders of record on September 15, 2026.

Conference Call

Management will host a conference call to discuss financial results and business operations beginning at 11:00 am ET on Wednesday, August 5, 2026.

Interested parties may participate in the live call by dialing:

U.S. / Toll-free: (877) 423-9820

International: (201) 493-6749

Participants are asked to dial-in approximately 10 minutes before the conference call is scheduled to begin.

A live audio webcast will also be available in the “Events” tab within the Investor Relations section of the Company’s website at www.interparfumsinc.com, or by clicking here. The conference call will be available for webcast replay for approximately 90 days following the live event.

About Interparfums, Inc.:

Operating in the global fragrance business since 1982, Interparfums, Inc. produces and distributes a wide array of prestige fragrance and fragrance related products under license and other agreements with brand owners. The Company manages its business in two operating segments, European based operations, through its 72% owned subsidiary, Interparfums SA, and United States based operations, through wholly owned subsidiaries in the United States and Italy.

Our licensed portfolio of prestige brands includes Abercrombie & Fitch, Anna Sui, Boucheron, Coach, Donna Karan/DKNY, Emanuel Ungaro, Ferragamo, Graff, GUESS, Hollister, Jimmy Choo, Karl Lagerfeld, Kate Spade, Lacoste, Longchamp, MCM, Moncler, Montblanc, Oscar de la Renta, Roberto Cavalli, and Van Cleef & Arpels, whose products are distributed in over 120 countries around the world through an extensive and diverse network of distributors. Interparfums, Inc. is also the registered owner of several trademarks including Annick Goutal, Lanvin, Off-White, Rochas, and Solférino.

Forward-Looking Statements:

Statements in this release which are not historical in nature are forward-looking statements. Although we believe that our plans, intentions, and expectations reflected in such forward-looking statements are reasonable, we can give no assurance that such plans, intentions, or expectations will be achieved. In some cases, you can identify forward-looking statements by forward-looking words such as "anticipate,” "believe", "could", "estimate", "expect", "intend", "may", "should", "will", and "would" or similar words. You should not rely on forward-looking statements, because actual events or results may differ materially from those indicated by these forward-looking statements as a result of a number of important factors. These factors include, but are not limited to, the risks and uncertainties discussed under the headings “Forward Looking Statements” and "Risk Factors" in Interparfums' annual report on Form 10-K for the fiscal year ended December 31, 2025, and the reports Interparfums files from time to time with the Securities and Exchange Commission. Interparfums does not intend to and undertakes no duty to update the information contained in this press release.

Contact Information:

Interparfums, Inc.	or	The Equity Group Inc.
Michel Atwood		Devin Sullivan: (212) 836-9608 / devin.sullivan@theequitygroup.com
Chief Financial Officer		Conor Rodriguez: (212) 836-9628 / conor.rodriguez@theequitygroup.com
(212) 983-2640		www.theequitygroup.com
www.interparfumsinc.com

See Accompanying Tables

INTERPARFUMS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

 (In thousands except share and per share data)

 (Unaudited)

Assets	June 30, 2026	December 31, 2025
Current assets:
Cash and cash equivalents	$169,704	$158,091
Short-term investments	41,642	137,093
Accounts receivable, net	301,833	320,625
Inventories	375,584	351,377
Receivables, other	8,963	9,014
Other current assets	49,489	39,954
Income taxes receivable	3,755	11,211
Total current assets	950,970	1,027,365
Property, equipment and leasehold improvements, net	176,170	184,891
Right-of-use assets, net	20,685	23,347
Trademarks, licenses and other intangible assets, net	311,922	325,185
Deferred tax assets	9,848	4,234
Other assets	20,509	20,226
Total assets	$1,490,104	$1,585,248

Liabilities and Equity
Current liabilities:
Loans payable - banks	$2,849	$9,400
Current portion of long-term debt	46,320	54,774
Current portion of lease liabilities	6,146	6,326
Accounts payable – trade	82,858	77,210
Accrued expenses	146,166	189,622
Income taxes payable	2,986	6,671
Total current liabilities	287,325	344,003
Long–term debt, less current portion	96,524	121,254
Lease liabilities, less current portion	13,075	15,967
Deferred tax liabilities	2,482	—
Total liabilities	$399,406	$481,224

Equity:
Interparfums, Inc. shareholders’ equity:
Preferred stock, $.001 par; authorized 1,000,000 shares; none issued	—	—
Common stock, $.001 par; authorized 100,000,000 shares; outstanding 32,025,781 and 32,067,285 shares at June 30, 2026 and December 31, 2025, respectively	32	32
Additional paid-in capital	127,652	127,541
Retained earnings	838,588	828,906
Accumulated other comprehensive loss	(25,141)	(9,029)
Treasury stock, at cost, 9,078,844 and 9,032,840 shares at June 30, 2026 and December 31, 2025, respectively	(70,670)	(66,734)
Total Interparfums, Inc. shareholders’ equity	870,461	880,716
Noncontrolling interest	220,237	223,308
Total equity	1,090,698	1,104,024
Total liabilities and equity	$1,490,104	$1,585,248

INTERPARFUMS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(In thousands except per share data)

 (Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2026	2025	2026	2025

Net sales	$341,037	$333,936	$685,922	$672,755

Cost of sales	117,512	112,847	237,758	235,689

Gross margin	223,525	221,089	448,164	437,066

Selling, general and administrative expenses	174,584	161,913	325,089	302,813

Income from operations	48,941	59,176	123,075	134,253

Other expenses (income):
Interest expense	1,457	1,787	2,891	3,332
Loss on foreign currency	67	1,580	169	2,360
Interest and investment (income) loss	(690)	1,929	(3,008)	1,349
Other income	(139)	(245)	(429)	(324)

Income before income taxes	48,246	54,125	123,452	127,536

Income taxes	11,364	12,928	29,867	30,936

Net income	36,882	41,197	93,585	96,600

Less: Net income attributable to the noncontrolling interest	6,395	9,209	19,732	22,120

Net income attributable to Interparfums, Inc.	$30,487	$31,988	$73,853	$74,480

Earnings per share:

Net income attributable to Interparfums, Inc. common shareholders:
Basic	$0.95	$1.00	$2.31	$2.32
Diluted	$0.95	$0.99	$2.31	$2.32

Weighted average number of shares outstanding:
Basic	32,026	32,110	32,027	32,115
Diluted	32,026	32,149	32,027	32,162

Dividends declared per share	$0.80	$0.80	$1.60	$1.60